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                                                                    EXHIBIT 23.3



                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
TeleCore, Inc.:


We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated February 4, 2000 contains an explanatory paragraph that states that the Company's operating losses and negative cash flows from operations to date and increased capital needs raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                                             /s/ KPMG LLP

Orange County, California
  July 21, 2000